Exhibit 23.5

CONSENT OF DOUGLAS K. MAXWELL

The undersigned does hereby consent to the incorporation by reference in this Annual Report on Form 40-F of Pan American Silver Corp., which is being filed with the United States Securities and Exchange Commission, of references to and summaries of a technical report entitled “Technical Report for the San Vincente Mine Expansion Project, Potosi Bolivia” dated effective June 6, 2007 relating to the San Vincente property (collectively, the “Incorporated Information”) included in the Annual Information Form of Pan American Silver Corp. for the year ended December 31, 2007 (the “AIF”).

The undersigned does hereby confirm that he has read the AIF and the AIF fairly and accurately represents the Incorporated Information, and the AIF does not materially misrepresent, by omission or otherwise, any of the Incorporated Information.

The undersigned does also hereby consent to the incorporation by reference in the Registration Statements on Form F-10 (No. 333-122152) and on Form S-8 (No. 333-149580) of Pan American Silver Corp. of the Incorporated Information.

Dated this 31st day of March, 2008.

/s/ DOUGLAS K. MAXWELL

Douglas K. Maxwell, P.E.